Exhibit 99.1

Corporate Headquarters P.O. Box 269 San Antonio, TX 78291-0269 Phone: (210) 829-9000 Fax: (210) 829-9403 www.harte-hanks.com	News Release
FOR IMMEDIATE RELEASE January 29, 2009	Media & Financial Contact: Doug Shepard (210) 829-9120 doug_shepard@harte-hanks.com

HARTE-HANKS ANNOUNCES NEW DIRECTOR KAREN PUCKETT

SAN ANTONIO, TX – Harte-Hanks, Inc. (NYSE:HHS) today announced that Karen A. Puckett has been elected to the company’s Board of Directors and will also serve as a member of the company’s Compensation Committee, effective January 28, 2009. Puckett is the President and Chief Operating Officer of CenturyTel, Inc., a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through its broadband and fiber transport networks. CenturyTel is headquartered in Monroe, Louisiana. As Chief Operating Officer of CenturyTel since 2000, Puckett directs all of CenturyTel’s operations, including sales, marketing, field operations, engineering, call centers and other support functions.

Larry Franklin, Chairman, President and Chief Executive Officer of Harte-Hanks, said, “We are very excited to have Karen join our board. She has a proven record of leadership and we look forward to her valuable insights and contributions to our company.”

Puckett has a bachelor’s degree from Indiana State University in Terre Haute, Indiana, and a master’s degree in business administration from Bellarmine College in Louisville, Kentucky.

About Harte-Hanks:

Harte-Hanks® is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves return on its clients’ marketing investment by increasing their prospect and customer value through solutions and services organized around five groupings of integrated activities: Information (data collection/management) — Opportunity (data access/utilization) — Insight (data analysis/interpretation) — Engagement (program and campaign creation and development) — Interaction (program execution). Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than

1,000 separate editions with more than 12 million circulation each week in California and Florida. Harte-Hanks Shoppers brings buyers and sellers together at a local level, helping businesses and individuals get results from targeted, local advertisements, both through Shoppers’ printed publications and online through the PennySaverUSA.com™ and TheFlyer.com™ websites. Visit the Harte-Hanks Web site at http://www.harte-hanks.com.

##

For more information, contact: Executive Vice President and Chief Financial Officer Doug Shepard at (210) 829-9120 or e-mail at doug_shepard@harte-hanks.com.